UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 31, 2021

STEVEN MADDEN, LTD.

(Exact name of registrant as specified in its chapter)

Delaware	000-23702	13-3588231

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:	(718) 446-1800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SHOO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2021, Steven Madden, Ltd. (the “Company”) entered into an employment agreement with Edward R. Rosenfeld, the Company’s Chief Executive Officer and the Chairman of the Board of Directors of the Company, pursuant to which Mr. Rosenfeld will continue to serve in such positions (the “Rosenfeld Employment Agreement”). The Rosenfeld Employment Agreement, the full text of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference, replaces Mr. Rosenfeld’s prior employment agreement with the Company, which expired by its terms on December 31, 2021.

The term of the Rosenfeld Employment Agreement commenced on December 31, 2021 and will expire on December 31, 2024, unless sooner terminated in accordance with its terms.

Pursuant to the Rosenfeld Employment Agreement, Mr. Rosenfeld will receive the following annual base salary during the term of the agreement: (i) $1,083,538 for the period from January 1, 2022 through December 31, 2022; (ii) $1,126,879 for the period from January 1, 2023 through December 31, 2023; and (iii) $1,171,954 for the period from January 1, 2024 through December 31, 2024. Mr. Rosenfeld will also receive a monthly automobile allowance of $1,500.

In addition, pursuant to the Rosenfeld Employment Agreement, on December 31, 2021, Mr. Rosenfeld received a grant under the Steven Madden, Ltd. 2019 Incentive Compensation Plan (the “Plan”) of restricted shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), with a target value of $3,500,000 (the “2021 Target Value”), subject to certain restrictions (the “2021 RS Award”). The number of shares subject to the 2021 RS Award was determined by dividing the 2021 Target Value by the per share closing price of the Company Common Stock on December 31, 2021. The 2021 RS Award will vest in five equal annual installments commencing on December 1, 2022, being fully vested on December 1, 2026. The Rosenfeld Employment Agreement further provides that, on February 1, 2022, Mr. Rosenfeld will receive an additional grant under the Plan of restricted shares of the Company Common Stock, with a target value of $2,500,000 (the “2022 Target Value”), also subject to certain restrictions (the “2022 RS Award”). The number of shares subject to the 2022 RS Award will be determined by dividing the 2022 Target Value by the per share closing price of the Company Common Stock on February 1, 2022. The 2022 RS Award will vest in five equal annual installments commencing on February 1, 2023, being fully vested on February 1, 2027. The Rosenfeld Employment Agreement provides for eligibility for additional compensation and bonuses at the absolute discretion of the Company’s Board of Directors or the Compensation Committee.

The Rosenfeld Employment Agreement permits the Company to terminate Mr. Rosenfeld’s employment at any time with or without Cause (as defined under the Rosenfeld Employment Agreement), and Mr. Rosenfeld to resign from his employment at any time, with or without Good Reason (also as defined under the Rosenfeld Employment Agreement). In the event that Mr. Rosenfeld’s employment should be terminated by the Company for Cause or by Mr. Rosenfeld’s resignation without Good Reason, Mr. Rosenfeld would be entitled to receive only his accrued and unpaid compensation through the date of termination. In the event that Mr. Rosenfeld’s employment should be terminated by the Company without Cause or by Mr. Rosenfeld’s resignation for Good Reason, Mr. Rosenfeld would be entitled to receive payment of his annual base salary, payable at regular payroll intervals, from the date of termination of employment through the longer of (i) the remainder of the term under the Rosenfeld Employment Agreement or (ii) six months. In addition, if Mr. Rosenfeld’s employment should be terminated by the Company without Cause or by Mr. Rosenfeld’s resignation for Good Reason during the period commencing 90 days prior to a Change of Control (as defined in the Rosenfeld Employment Agreement) and ending 180 days after a Change of Control, Mr. Rosenfeld would be entitled to receive a cash payment, within ten days of the date of termination or resignation, in an amount equal to 2.5 times the sum of (i) the annual base salary to which Mr. Rosenfeld was entitled as of the date of such termination or resignation of employment plus (ii) the average cash bonus received by him during the preceding three-year period ending on the last previous December 31st.

The Rosenfeld Employment Agreement also contains reasonable restrictive covenants and other customary provisions. The foregoing description of the Rosenfeld Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rosenfeld Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of December 31, 2021, between the Company and Edward R. Rosenfeld.

104	Cover Page Interactive Data File — the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2022

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld
Chief Executive Officer